UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2009

Tamalpais Bancorp

(Exact name of registrant as specified in its charter)

California	0-50878	68-0175592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

630 Las Gallinas Ave.

San Rafael, California 94903

(Address of principal executive offices including Zip Code)

(415) 526-6400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendments to Articles of Incorporation

Increase Authorized Shares of Common Stock

On November 25, 2009 Tamalpais Bancorp (the “Company”) received the written consent from shareholders holding a majority of its outstanding common stock to the proposed amendment (the “Share Amendment”) to the Company’s Articles of Incorporation to increase its authorized shares of common stock. As of November 25, 2009, 2,082,824 shares of common stock (54.47% of the 3,823,634 shares entitled to vote) have voted to consent to the Share Amendment, 1,027,771 shares (26.88% of shares entitled to vote) have voted to withhold consent, and 6,312 shares (0.17% shares entitled to vote) have abstained.

Subject to acceptance by the Secretary of State of the State of California of the Share Amendment, subsection (a) of Article Four of the Articles of Incorporation of the Company shall be amended to read in full as follows:

“FOUR. (a) This corporation is authorized to issue two classes of shares designated “Preferred Stock” and “Common Stock” respectively. The number of shares of Preferred Stock authorized to be issued is 10,000,000 and the number of shares of Common Stock authorized to be issued is 300,000,000.”

The Share Amendment is expected to be filed with the Secretary of State of the State of California on or about November 30, 2009.

Reverse Stock Split

On November 25, 2009 the Company received the written consent from shareholders holding a majority of its outstanding common stock to permit (but not require) the board of directors of the Company to amend its Articles of Incorporation to effect a reverse stock split (the “Reverse Stock Split”) of the Company’s Common Stock at any time prior to November 4, 2010 by a ratio of not less than one-for-two and not more than one-for-ten with the exact ratio to be set at a whole number within this range as determined by the board of directors in its sole discretion. As of November 25, 2009, 2,738,062 shares of common stock (71.61% of the 3,823,634 shares entitled to vote) have voted to consent to the Reverse Stock Split, 372,533 shares (9.74% of shares entitled to vote) have voted to withhold consent, and 6,312 shares (0.17% shares entitled to vote) have abstained.

Notwithstanding receipt of shareholder approval of the Reverse Stock Split, the board of directors reserves the right and without further action by the shareholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to the filing of a certificate of amendment for the Reverse Stock Split, the board of directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our shareholders to proceed with the Reverse Stock Split.

Since the Company has received the requisite consents on both proposals to amend its Articles of Incorporation, the consent solicitation has expired.

Item 8.01.	Other Events.

On November 20, 2009 Tamalpais Bank (the “Bank”), a wholly-owned subsidiary of the Company, completed the sale of approximately $37.4 million in principal amount of certain nonperforming loans to a third party investor pursuant to the terms of a loan sale agreement (the “Loan Sale Agreement”), which contained customary terms, conditions and covenants. The Company received proceeds of approximately $24.1 million in connection with the sale and will incur a pre-tax charge of approximately $4.6 million to its fourth quarter earnings as a result of this sale. The proceeds from the sale are primarily being used to reduce outstanding borrowings.

The determination to sell these loans and enter into the Loan Sale Agreement was made by the Bank following a nationwide bidding procedure. All of the loans sold by the Bank were commercial and multi-family loans secured by properties located in San Francisco.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAMALPAIS BANCORP

Date: November 27, 2009	By:	/S/ MARK GARWOOD
Mark Garwood
Chief Executive Officer

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